UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Malek, Frederick V.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Sunburst Hospitality Corp.
   SNB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
  Common Stock               |- -   |- - |- - - -           |- -|- - -      |333(1)             |D     |                           |
                             |      |-   |                  |   |           |                   |      |                           |
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         "          "        |9/16/9|    |295               |A  |Note 2     |1,243              |D     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Option (Rig|$10.2476|10/15|D(3)|5,000      |D  |     |9/9/0|Common Stock|5,000  |       |            |D  |            |
ht to Buy)              |        |/97  |    |           |   |     |4    |            |       |       |            |   |            |
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            "           |$8.5551 |10/15|A(4)|1,389      |A  |Note |9/9/0|"          "|1,389  |       |            |D  |            |
    "                   |        |/97  |    |           |   |5    |4    |            |       |       |            |   |            |
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            "           |$12.4482|10/15|D(3)|1,000      |D  |     |9/28/|"          "|1,000  |       |            |D  |            |
    "                   |        |/97  |    |           |   |     |05   |            |       |       |            |   |            |
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            "           |$6.168  |10/15|A(4)|223        |A  |Note |9/28/|"          "|223    |       |            |D  |            |
    "                   |        |/97  |    |           |   |6    |05   |            |       |       |            |   |            |
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            "           |$13.8933|10/15|D(3)|1,000      |D  |     |9/30/|"          "|1,000  |       |            |D  |            |
    "                   |        |/97  |    |           |   |     |06   |            |       |       |            |   |            |
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            "           |$6.8841 |10/15|A(4)|167        |A  |Note |9/30/|"          "|167    |       |            |D  |            |
    "                   |        |/97  |    |           |   |7    |06   |            |       |       |            |   |            |
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            "           |$14.625 |10/15|D(3)|5,000      |D  |     |11/4/|"          "|5,000  |       |            |D  |            |
    "                   |        |/97  |    |           |   |     |06   |            |       |       |            |   |            |
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            "           |$7.2466 |10/15|A(4)|834        |A  |Note |11/4/|"          "|834    |       |            |D  |            |
    "                   |        |/97  |    |           |   |8    |06   |            |       |       |            |   |            |
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            "           |$19.75  |9/16/|A   |585        |A  |Note |9/16/|"          "|585    |       |            |D  |            |
    "                   |        |97   |    |           |   |9    |07   |            |       |       |            |   |            |
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            "           |$19.75  |10/15|D(3)|585        |D  |     |9/16/|"          "|585    |       |            |D  |            |
    "                   |        |/97  |    |           |   |     |07   |            |       |       |            |   |            |
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            "           |$9.786  |10/15|A(4)|98         |A  |Note |9/16/|"          "|98     |       |2711        |D  |            |
    "                   |        |/97  |    |           |   |10   |07   |            |       |       |            |   |            |
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
Explanation of Responses:
Note 1: Issuer effect 3 for 1 reverse stock split on 10/15/97.
Note 2: Restricted stock granted under the Issuer's Non-Employee Director Stock Compensation Plan. Such stock vests in three equal annual installments beginning on 9/16/98.
Note 3: Cancellation of option in connection with grant of replacement option.
Note 4: In connection with spinoff of business segment and 3 for 1 reverse stock split, existing option was repriced and the number of options was adjusted.
Note 5: 1,111 options currently exercisable; the remainder vest on 9/9/98.
Note 6: 111 options are currently exercisable; the remainder vest in two equal annual installments beginning on
9/28/98.
Note 7: Such options vest in three equal annual installments beginning on 9/30/98.
Note 8: Such options vest in three equal annual installments beginning on 11/4/98.
Note 9: Granted under the Issuer's Non-Employee Director Stock Option Plan, such options vest in three equal annual installments beginning on
9/16/99.
Note 10:  The vesting schedule did not
change.
SIGNATURE OF REPORTING PERSON
Frederic V. Malek
DATE
2/12/98